Free Writing Prospectus

Pursuant to Rule 433

Dated March 15, 2012

Registration Nos. 333-170956 and 333-170956-04

Nissan Auto Lease Trust 2012-A

$1.111Bln Nissan Auto Lease Trust 2012-A

Jt-Leads: BofAML(struc)/SG/RBS

Co-Mgrs: C, BAR, BTMU, MIZ, RBC, JPM

CL	$SIZEMM	WAL	M/F	PWIN	EXP	LGL	BENCH	YIELD	PRICE	CPN
A1	170.00	0.32	P1/F1+	1-7	10/12	3/15/13	ILIB -22	0.34378	100.00000
A2a	150.00	1.30	Aaa/AAA	7-21	12/13	7/15/14	EDSF +14	0.681	99.99996	0.68
A2b	350.00	1.30	Aaa/AAA	7-21	12/13	7/15/14	1mLr +16		100.00000
A3	380.00	2.04	Aaa/AAA	21-28	7/14	5/15/15	ISWP +35	0.990	99.98389	0.98
A4	60.87	2.39	Aaa/AAA	28-29	8/14	5/15/17	ISWP +43	1.133	99.99922	1.13

TICKER:	NALT 12-A	REGISTRATION:	Public
EXPECTED SETTLE:	3/21/12	FIRST PAY:	4/16/12
EXPECTED RATINGS:	Moodys/Fitch	PXG SPEED:	75% PPC to 10% Call
BILL & DELIVER:	BofAML	ERISA ELIGIBLE:	YES

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.